NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger EVP-Chief Financial Officer (336) 217-4070 lisaklinger@thefreshmarket.com

The Fresh Market, Inc. Reports Third Quarter and Year to Date Fiscal 2012 Earnings

- Total sales increased 22.1% for the third quarter and 21.8% year to date

- Diluted earnings per share increased 18.5% for the third quarter and 30.8% year to date

- Company reaffirms earnings guidance for fiscal 2012

GREENSBORO, North Carolina - November 28, 2012 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its third quarter and fiscal year to date period ended October 28, 2012.

Financial Overview

In the third quarter of fiscal 2012, net sales increased 22.1% to $321.5 million and comparable store sales increased 5.6%, compared to the corresponding thirteen week period last year. Net income in the third quarter of fiscal 2012 increased 19.0% to $10.9 million, from $9.2 million in the corresponding thirteen week period in fiscal 2011. Diluted earnings per share in the third quarter of fiscal 2012 was $0.23, an increase of 18.5% over diluted earnings per share of $0.19 for the corresponding period in fiscal 2011.

Year to date fiscal 2012 net sales were $959.3 million, a 21.8% increase as compared to the corresponding thirty-nine week period in fiscal 2011, while comparable store sales increased 7.3%. Net income increased 31.2% to $43.5 million as compared to $33.1 million in the corresponding thirty-nine week period in fiscal 2011. Year to date diluted earnings per share for fiscal 2012 increased 30.8%, to $0.90, compared to diluted earnings per share of $0.69 for the corresponding thirty-nine week period in fiscal 2011. Items described below under “Items Impacting Comparability” impact the comparability of year to date results and should be reviewed by investors in order to assess the Company's ongoing operations on a comparable basis.

“We are pleased that our strong sales and earnings growth continued in the third quarter,” said Craig Carlock, President and Chief Executive Officer. “Our comparable store sales grew 5.6%, and importantly, customer transactions grew nicely even as we cycled on solid transaction growth during last year's third quarter. Additionally, during the quarter, we opened six new stores, including our first California store. Subsequent to quarter-end, we entered into four leases for new stores in Houston, Texas that we expect to open in the latter half of fiscal 2013. Our store openings in Houston will mark our entrance into Texas, just as our store opening this quarter in the Sacramento area marked our entrance into California. We'll be excited to have operations in the two most populous states in the nation. Net, we remain enthusiastic about the consistency of our business, the portability of our concept, and the franchise we are building in the real estate marketplace. At this time, we affirm our fiscal 2012 earnings guidance. We anticipate that fiscal 2012 comparable store sales growth will be 5.5% to 6.5% and that our earnings per share will be $1.33 to $1.38, an increase of approximately 25% to 29% over fiscal 2011. These earnings growth rates include the absorption of equity offering transaction expenses and incremental legal costs incurred during the fiscal year.”

Items Impacting Comparability

During the second quarter of fiscal 2012, the Company completed a public offering of common stock impacting the comparability of year to date fiscal 2012 results to the corresponding results in fiscal 2011. Transaction expenses related to the offering, which in general are not tax deductible, are included in selling, general and administrative expense and totaled approximately $0.5 million, resulting in a reduction in diluted earnings per share of approximately $0.01 per share on a year to date basis. The costs associated with the offering include legal, printing, accounting and filing fees and expenses as well as other charges directly related to the offering. Additionally, the Company completed a public offering of common stock during the first quarter of fiscal 2011 and incurred approximately $1.1 million in transaction expenses, which resulted in a reduction in earnings per share of approximately $0.02 per share on a diluted basis and impacts year-to-date comparability.

The Company also resolved two legal matters during the second quarter of fiscal 2012. The net amount of the settlement payments made and received related to these matters is included in selling, general and administrative expense and totaled approximately $0.4 million on a pre-tax basis, which includes an additional final payment of $0.2 million received during the third quarter, resulting in a reduction in diluted earnings per share of approximately $0.01 per share on a year to date basis. Legal fees and related expenses incurred in connection with these matters have been expensed as incurred.

Operating Performance

The Company had strong sales and earnings growth and continued to improve its operating margin in the third quarter of fiscal 2012. Total net sales increased 22.1% to $321.5 million in the third quarter of fiscal 2012, and comparable store sales increased 5.6% to $266.7 million, in each case compared to the corresponding thirteen week period in fiscal 2011. The third quarter comparable store sales increase resulted from a 3.3% increase in the number of transactions and a 2.3% increase in average transaction size. For the year to date fiscal 2012 period, total net sales increased 21.8% to $959.3 million and comparable store sales increased 7.3% to $821.2 million, compared to the corresponding thirty-nine week period in fiscal 2011. The year to date fiscal 2012 comparable store sales increase resulted from a 4.8% increase in the number of transactions and a 2.5% increase in average transaction size.

The Company's gross profit increased 26.3%, or $22.2 million, to $106.4 million in the third quarter of fiscal 2012, compared to the corresponding thirteen week period of fiscal 2011. For the same period, the gross margin rate increased 110 basis points to 33.1% compared to the corresponding prior year period. This increase in the Company's gross margin rate was attributable to an increase in our merchandise margin rate, primarily as a result of improved supply chain expense and a reduction in shrink expense, and occupancy leverage achieved as the Company incurred less deferred rent expense versus last year. For the year to date fiscal 2012 period, the Company's gross profit increased 25.9%, or $67.1 million, to $325.8 million, compared to the corresponding thirty-nine week period of the prior year. For the same period, the gross margin rate increased 110 basis points to 34.0%, compared to the prior year period. The change in the Company's gross margin rate for the year to date fiscal 2012 period was mostly attributable to increased merchandise margin, as well as leverage in occupancy cost. For the third quarter and year to date periods, estimated LIFO expense was approximately $0.5 million less in fiscal 2012, compared to the corresponding periods in fiscal 2011, contributing slightly to the increased gross margin rate.

Selling, general, and administrative expenses for the third quarter of fiscal 2012 increased $16.3 million to $76.6 million as compared to the corresponding thirteen week period in fiscal 2011. Selling, general, and administrative expenses increased by 90 basis points as a percentage of sales to 23.8% for the period as compared to 22.9% for the corresponding thirteen week period in fiscal 2011. This increase in the selling, general and administrative expense rate was primarily attributable to increased store compensation and pre-opening expenses, both as a result of more new stores opening in the third quarter of this year versus last year, as well as higher corporate expenses, driven by approximately $0.8 million of incremental expenses mostly attributable to the Company's share-based compensation programs. Also, the increase in corporate expenses was partially attributable to our investment in personnel and expenses associated with their hiring to support our growth. For the year to date fiscal 2012 period, selling, general, and administrative expenses increased $43.0 million to $221.1 million, or 23.0% as a percentage of sales, from $178.1 million, or 22.6% as a percentage of sales, for the comparable thirty-nine week period in fiscal 2011. These expenses included higher corporate expenses, driven by approximately $2.1 million of incremental expenses mostly attributable to the Company's share-based compensation programs, as well as approximately $0.4 million related to legal settlements, which together adversely impacted selling, general and administrative expenses as a percentage of sales by approximately 20 basis points during the year to date fiscal 2012 period, as compared to the corresponding thirty-nine week period for fiscal 2011. Higher store pre-opening and store compensation expenses also contributed to the increase as they both grew faster than sales. In addition to these higher corporate expenses, the Company also had transaction costs associated with the Company's public offering of common stock in the second quarter of fiscal 2012 totaling approximately $0.5 million, compared to approximately $1.1 million of transaction costs incurred in connection with the Company's public offering of common stock in the first quarter of fiscal 2011.

Operating income increased $3.4 million to $17.9 million for the third quarter of fiscal 2012, compared to $14.5 million for the corresponding thirteen week period of fiscal 2011. Operating income as a percentage of sales for the third quarter of fiscal 2012 increased by 10 basis points to 5.6%, compared to 5.5% for the corresponding period of fiscal 2011, which includes approximately a 20 basis point negative impact of incremental expenses primarily related to share-based compensation expense. For the year to date fiscal 2012, operating income increased $17.1 million to $70.7 million, compared to $53.6 million in the corresponding thirty-nine week period for fiscal 2011. As a percentage of sales, our operating margin increased by 60 basis points to 7.4% for the year to date fiscal 2012 period, compared to an operating margin of 6.8% for the corresponding period in fiscal 2011. The primary drivers of the increase in operating margin for the year to date fiscal 2012 period were the increase in gross margin rate and a year-over-year decrease of transaction expenses incurred in connection with our public offerings of common stock, off-set by additional new store pre-opening expenses, higher corporate expenses and depreciation.

Balance Sheet/Cash Flow

During the third quarter of fiscal 2012, the Company generated $23.5 million in cash flow from operations and invested $20.9 million in capital expenditures, of which $17.9 million related to new, relocated and remodeled stores. For the year to date fiscal 2012 period, the Company generated $76.4 million in cash flow from operations and invested $62.8 million in capital expenditures, with $55.5 million spent on real estate activities.

The Company's cash balance as of October 28, 2012 was approximately $15.3 million, an increase of $4.6 million compared to the cash balance at January 29, 2012. Total debt as of October 28, 2012 was $46.9 million, down $17.1 million from a balance of $64.0 million as of January 29, 2012.

Average inventory on a FIFO basis per store at the end of the third quarter of fiscal 2012 increased 3.1%, compared to the corresponding period in fiscal 2011. The increase resulted from commodity cost increases in certain departments such as Meat and Produce and increased inventory investments in new product assortments and faster growing categories to support our overall sales growth.

On a trailing four quarter basis for the period ended October 28, 2012, the Company's return on assets was 18.5%, after-tax return on invested capital, excluding excess cash, was 26.3%, and return on equity was 35.3%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the third quarter of fiscal 2012, the Company opened six new stores in Miami (Pinecrest), Florida; Bradenton, Florida; West Chester, Ohio; Richmond (Carytown), Virginia; Athens, Georgia and Roseville, California, our first store in the state of California. As of October 28, 2012, the Company operated 127 stores in 25 states.

The Company announced the signing of leases for eight additional new stores in: Delray Beach, Florida; Fishers, Indiana; Lincolnshire, Illinois; Laguna Hills, California; and 4 sites in the Houston, Texas market, through November 28, 2012. These eight stores are currently scheduled to open after fiscal 2012.

The following table provides additional information about the Company's real estate and store opening activities through the third quarter of fiscal 2012 and leases announced as signed as of November 28, 2012 for stores scheduled to open during or after fiscal 2012.

Store Information for Stores Opened in FY 2012	Opened As of October 28, 2012	Current Leases Signed for Future Stores [1]
Number of new leased stores	12	16
Number of relocations	—	1
Number of ground leases and owned properties	2	2
Average capital cost per store [2]	$3.8 million
Store Information for All Open Stores
Average store size (gross square feet)	21,082
Total rentable square footage (at end of period)	2.7 million

Note 1: The Company may also be party from time to time to other leases and real estate transaction documents that it has not yet announced. The Company's website sets forth the most current list of announced leases and stores that are coming soon.

Note 2: Net of capital contributions, if any, received from landlords, and including building costs but excluding cost of land for owned stores.

Fiscal 2012 Outlook
For fiscal 2012, management now expects the Company to:

•	Open 16 new stores

•	Relocate one store

•	Spend approximately $90 million to $100 million in capital expenditures, primarily related to real estate investments

•	Increase comparable store sales 5.5% to 6.5%

•	Increase operating margin, as a percentage of sales, by 30 to 50 basis points, including the impact of the Company's equity offering costs and legal settlements

•	Generate diluted earnings per share of $1.33 to $1.38

2012 Third Quarter Earnings Conference Call
The Company will hold a conference call today at 9:00 a.m. Eastern Time hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com/company. To listen to the live call via our website, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com/company.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of November 28, 2012, the Company operates 128 stores in 25 states, located in the Southeast, Midwest, Mid-Atlantic, Northeast and West.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs and involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual results to differ materially from any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter and fiscal year; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors as set forth from time to time in our

Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/)

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011

Sales	$321,494	$263,260	$959,275	$787,263
Cost of goods sold	215,137	179,066	633,485	528,530
Gross profit	106,357	84,194	325,790	258,733

Operating expenses:
Selling, general and administrative expenses	76,590	60,281	221,087	178,086
Store closure and exit costs	131	99	856	338
Depreciation	11,749	9,309	33,164	26,681
Income from operations	17,887	14,505	70,683	53,628
Other expense:
Interest expense	526	481	1,109	1,450
Income before provision for income taxes	17,361	14,024	69,574	52,178
Tax provision	6,472	4,874	26,086	19,041

Net income	$10,889	$9,150	$43,488	$33,137

Net income per share:
Basic and diluted	$0.23	$0.19	$0.90	$0.69

Weighted average common shares outstanding:
Basic	48,068,869	47,996,697	48,057,451	47,993,688

Diluted	48,323,150	48,127,549	48,280,923	48,124,656

Comprehensive income
Net income	$10,889	$9,150	$43,488	$33,137
Interest rate swaps, net of tax expense of $0 and $120 for the thirteen and thirty-nine weeks ended October 30, 2011, respectively.	—	178	—	366

Total comprehensive income	$10,889	$9,328	$43,488	$33,503

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	October 28, 2012	January 29, 2012
Assets
Current assets:
Cash and cash equivalents	$15,318	$10,681
Accounts receivable, net	6,493	4,550
Inventories	47,731	37,796
Prepaid expenses and other current assets	3,038	5,595
Deferred income taxes	3,458	4,445
Total current assets	76,038	63,067

Property and equipment:
Land	2,846	5,451
Buildings	19,016	15,077
Store fixtures and equipment	268,658	237,678
Leasehold improvements	166,120	141,391
Office furniture, fixtures, and equipment	10,487	10,175
Automobiles	1,333	1,211
Construction in progress	12,924	14,347
Total property and equipment	481,384	425,330
Accumulated depreciation	(198,356)	(168,518)
Total property and equipment, net	283,028	256,812
Other assets	7,162	3,461
Total assets	$366,228	$323,340

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$42,529	$34,788
Accrued liabilities	46,051	46,354
Total current liabilities	88,580	81,142
Long-term debt	46,900	64,000
Deferred income taxes	25,818	31,053
Deferred rent	11,308	10,007
Other long-term liabilities	18,613	10,222
Total noncurrent liabilities	102,639	115,282

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,093,108 and 48,040,083 shares issued and outstanding at July 29, 2012 and January 29, 2012, respectively	481	481
Additional paid-in capital	103,227	98,622
Retained earnings	71,301	27,813
Total stockholders' equity	175,009	126,916
Total liabilities and stockholders' equity	$366,228	$323,340

The Fresh Market, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Thirty-Nine Weeks Ended
	October 28, 2012	October 30, 2011
Operating activities
Net income	$43,488	$33,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,330	26,834
Loss on disposal of property and equipment	129	169
Share-based compensation associated with equity awards	3,218	1,643
Excess tax benefits from share-based compensation	(288)	—
Deferred income taxes	(4,248)	5,387
Change in assets and liabilities:
Accounts receivable	(1,943)	(1,982)
Inventories	(9,935)	(7,926)
Prepaid expenses and other assets	(1,309)	(485)
Accounts payable	7,742	8,517
Accrued liabilities and other long-term liabilities	6,222	5,089
Net cash provided by operating activities	76,406	70,383

Investing activities
Purchases of property and equipment	(62,752)	(61,835)
Proceeds from sale of property and equipment	6,696	160
Net cash used in investing activities	(56,056)	(61,675)

Financing activities
Borrowings on revolving credit note	341,668	349,331
Payments made on revolving credit note	(358,768)	(355,181)
Debt issuance costs	—	(1,056)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	136	27
Excess tax benefits from share-based compensation	288	—
Proceeds from exercise of share-based compensation awards	963	—
Net cash used in financing activities	(15,713)	(6,879)

Net increase in cash and cash equivalents	4,637	1,829
Cash and cash equivalents at beginning of period	10,681	7,867

Cash and cash equivalents at end of period	$15,318	$9,696

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$733	$1,242

Cash paid during the period for taxes	$35,765	$11,104

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(Unaudited)

	October 28, 2012 Calculated Using GAAP	October 30, 2011 Calculated Using GAAP	October 30, 2011 Calculated Using Adjusted
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (2)	Net Income (3)
Return on assets (4)	18.5%	3.9%	17.2%
Return on invested capital (5)	26.3%	5.8%	25.2%
Return on equity (6)	35.3%	10.2%	33.1%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis giving effect to the recasting of 2010 quarters as a result of the Company's change in its fiscal year end.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the reconciliation below for a summary of adjusted net income for this period to net income determined in accordance with GAAP. The adjustment of $17.6 million for the share-based compensation is related to the pre-IPO stock awards. We do not reflect subsequent share-based compensation as a recurring adjustment for our metrics calculation.

Trailing four quarters ended October 30, 2011

Net income	$10.9
Share-based compensation expense (net of tax)	17.6
Deferred tax adjustment	19.1
Pro forma income taxes	—
Adjusted net income	$47.6

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using net income) and (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

In addition to reporting return metrics derived from measures prepared in accordance with GAAP, the Company provides return metrics derived from adjusted net income. The Company has utilized adjusted net income, which is a non-GAAP measure, for purposes of calculating these return metrics in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company's November 2010 initial public offering and related conversion to a taxable C-corporation, as well as pro forma income taxes as if the Company had been taxed as a C-corporation during the entire period presented. The Company believes that the use of adjusted net income to calculate these return metrics facilitates an understanding of the Company's operations without the one-time impact associated with the November 2010 initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in footnote 3 above.